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                                                                    EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 10, 1997


FOR IMMEDIATE RELEASE

              TUBOSCOPE VETCO INTERNATIONAL CORPORATION COMPLETES
                  ACQUISITION OF FIBERGLASS PIPE MANUFACTURER


HOUSTON, MARCH 10, 1997--TUBOSCOPE VETCO INTERNATIONAL CORPORATION (NASDAQ:
TUBO) announced today that it has completed its acquisition of Fiber Glass Systems, Inc., a leading manufacturer of premium fiberglass tubulars used in corrosive oilfield applications. The acquisition expands Tuboscope's product offering in corrosion control services and provides Fiber Glass Systems access to Tuboscope's Worldwide product delivery system.

Final consideration is contingent upon final 1997 results, but will consist of up to approximately 2.4 million shares of Tuboscope stock and $1 million cash. Fiber Glass Systems employs approximately 150 in San Antonio and Big Springs, Texas, and reported revenues of $26 million in 1996.

John Lauletta, president and chief executive officer of Tuboscope, remarked, "We are pleased to add another growing technology, fiberglass pipe, to Tuboscope's oilfield corrosion control product line. Just as Tuboscope is the leader in internal plastic coating of oilfield tubulars, Fiber Glass Systems has pioneered the application of high pressure premium fiberglass tubulars in the oilfield." Fiber Glass Systems sells fiberglass tubulars under the name "Star."

Tuboscope Vetco International is the world's leading provider of oilfield tubular inspection and coating services; coiled tubing equipment used in oilfield production and drilling operations; solids control services and equipment used in oilfield drilling operations; and inspection equipment used in steel mill operations. Tuboscope provides in-line pipeline inspection services, and industrial inspection services worldwide as well. Tuboscope is headquartered in Houston, Texas and services markets in over 54 countries. The company is traded on Nasdaq National Market System under the symbol "TUBO."

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